Exhibit 10.5

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment, dated as of April 4, 2006, by and among Paul M. Anderson (the “Employee”), Duke Energy Holding Corp., a Delaware corporation subsequently renamed Duke Energy Corporation (“New Duke”), and Duke Energy Corporation, a North Carolina corporation (“Old Duke”).

WHEREAS, the Employee and Old Duke entered into an Employment Agreement as of November 1, 2003, as amended March 9, 2004 (the “Employment Agreement”), pursuant to which the Employee currently serves as the Chairman and Chief Executive Officer of Old Duke;

WHEREAS, the Employee and Old Duke entered into a Nonqualified Stock Option Agreement (“Option Agreement”), Phantom Stock Agreement (“Phantom Stock Agreement”), and Performance Award Agreement (the “Performance Award Agreement”), all dated as of November 17, 2003, to memorialize the grant of stock options, phantom stock and performance shares described, respectively, in Sections 5(a), (b) and (c) of the Employment Agreement;

WHEREAS, Old Duke and New Duke entered into an Agreement and Plan of Merger by and among the Old Duke, New Duke, Cinergy Corp. (“Cinergy”), Deer Acquisition Corp. and Cougar Acquisition Corp. dated May 8, 2005 (as it may have been and may be amended, the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement, effective as of the closing of the mergers contemplated by the Merger Agreement (the “Closing”), the Employee is to serve as the Chairman of the Board (but not Chief Executive Officer) of New Duke and the Employee is no longer to serve as a director or employee of Old Duke.

NOW, THEREFORE, in light of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, New Duke, Old Duke and the Employee hereby agree as follows:

1. Effective as of the Closing, New Duke shall assume all of the rights and obligations of Old Duke under the Employment Agreement, and all references in the Employment Agreement to “Duke Energy” and “Duke Energy Corporation” shall be deemed to be references to New Duke rather than Old Duke.

2. Effective as of the Closing, Employee shall be employed by New Duke and serve as Chairman of New Duke’s Board of Directors (but not as New Duke’s Chief Executive Officer), and all references in the Employment Agreement to Employee’s employment as Chairman and

Chief Executive Officer of Old Duke shall be deemed to be references to Employee’s employment as Chairman of New Duke. In his capacity as Chairman, the Employee shall have the rights, duties and responsibilities prescribed in Section 4.03 of the by-laws of New Duke (as they may be amended from time to time). In addition, the Employee shall have management responsibilities for analyzing potential strategic alternatives regarding the separation of New Duke’s gas and electric business and, if approved by the Board of Directors of New Duke, the implementation thereof, and in such capacity the President or other chief officer of the gas business shall report directly to the Employee (as well as to the President and Chief Executive Officer of New Duke).

3. For 2006, the Employee shall be entitled to a performance share award covering 70,000 shares of the common stock, no par value per share, of New Duke (the “New Performance Shares”) rather than 120,000 shares of such common stock (as otherwise would be provided pursuant to Section 5(c) of the Employment Agreement). During the first quarter of 2006, the performance goals with respect to the New Performance Shares shall be based 80% on New Duke’s ongoing diluted earnings per share (“EPS Goal”) and 20% on strategic objectives (“Strategic Objectives”); during the remainder of 2006, the performance goals shall only include strategic objectives. The EPS Goal shall continue to be those previously established by the Compensation Committee of the Board of Directors of Old Duke with respect to the 2006 performance share award previously made under Section 5(c) of the Employment Agreement. With respect to 30,000 of the New Performance Shares, the Strategic Objectives shall continue to be those previously established by the Compensation Committee of the Board of Directors of Old Duke with respect to such 2006 performance share award; with respect to the remaining 40,000 of the New Performance Shares, the Strategic Objectives shall be established by the Compensation Committee of the Board of Directors of New Duke taking into account the nature of the Employee’s duties after the Closing.

4. Effective as of the Closing, for purposes of determining under the Option Agreement, Phantom Stock Agreement and Performance Award Agreement whether a “Change in Control” has occurred within the meaning of such agreements and Old Duke’s 1998 Long-Term Incentive Plan, reference shall be made to whether there has occurred a Change in Control of New Duke under the definition of Change in Control under Old Duke’s 1998 Long-Term Incentive Plan as in effect immediately before the Closing (by substituting New Duke for Old Duke as used in such definition).

5. Effective as of June 1, 2006, in addition to any other payments required of the Employee pursuant to the existing provisions of

Section 7 of the Employment Agreement (relating to the payment of taxes attributable to personal travel on Duke Energy aircraft), the Employee shall also be required to reimburse New Duke for the cost of any personal travel on New Duke Aircraft in accordance with New Duke’s standard rates and reimbursement policies as in effect from time to time.

6. Except as amended by this Second Amendment, the Employment Agreement, Option Agreement, Phantom Stock Agreement and Performance Award Agreement shall continue in full force and effect in accordance with their respective terms.

7. This Second Amendment constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements among them.

IN WITNESS THEREOF, the Employee and the duly authorized representatives of Old Duke and New Duke have executed this Second Amendment as of the date first written above.

DUKE ENERGY CORPORATION
(A NORTH CAROLINA CORPORATION)

By: [NAME]
Title: [xxx]

DUKE ENERGY CORPORATION
(A DELAWARE CORPORATION)

By: [NAME]
Title: [xxx]

PAUL M. ANDERSON